Exhibit 41

EXECUTION COPY

MX HOLDINGS ONE, LLC

as Borrower

$250,000,000

TERM LOAN AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Lender

DATE OF AGREEMENT: December 21, 2011

i

ii

Exhibits and Schedules

Exhibit 2.3(d)	Notice of Continuation/Conversion
Exhibit 2.7	Promissory Note ($250,000,000)
Exhibit 4.1(c)	Compliance Certificate

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of December 21, 2011, by and between MX HOLDINGS ONE, LLC, a Delaware limited liability company, as borrower (the “Borrower”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as lender (the “Lender”).

RECITALS:

A. Borrower has requested that Lender make a Loan (as hereinafter defined) to Borrower for the purposes set forth in Section 2.12 hereof; and

B. Lender is willing to lend funds upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto do hereby agree as follows:

SECTION 1

DEFINITIONS

Section 1.1. Defined Terms. For the purposes of this Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the Section or recital referred to:

“Advance” means a portion of the Loan which bears interest by reference to a specific Type of Advance, and with respect to LIBOR Advances, having the same Interest Period.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agreement” means this Term Loan Agreement, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Applicable Margin” means: (a) with respect to any Prime Rate Advances, 0.00% per annum; and (b) with respect to any LIBOR Advances, 2.50% per annum.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Borrower” is defined in the first paragraph hereof and includes its successors and assigns.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close under applicable Legal Requirements and, if such day relates to any LIBOR Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Legal Requirement; (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 6.1 hereof are satisfied or waived.

“Collateral Accounts” shall mean the “Collateral Accounts” as defined in the Security Agreements.

“Confidentiality Agreement” means the confidentiality agreement between the Guarantor and the Lender dated June 3, 2011.

“Control” means (including, with its correlative meanings, “Controlled by”, “Controlled” and “under common Control with”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which Borrower is a part or may become a part.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(c) hereof of one Type of Advance into another Type of Advance.

“Credit Reports” is defined in Section 8.18 hereof.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loan.

“Default Rate” means on any day the lesser of: (a) the Prime Rate in effect on such day, plus two percent (2%), or (b) the Maximum Rate.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“Event of Default” is defined in Section 7.1 hereof.

“Excluded Taxes” means, with respect to Lender in respect of any payment to be made by or on account of any Obligation of Borrower hereunder: (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes (in lieu of net income Taxes) or branch profits Taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or its applicable Lending Office is located; (b) any Tax imposed pursuant to FATCA; (c) United States federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed is Lending Office; and (d) Taxes attributable to Lender’s failure to comply with Section 2.15(f).

“Existing Facilities” mean (a) the Revolving Credit Agreement dated as of May 18, 2007, as amended, between MFW Holdings One, LLC, a Delaware limited liability company, and the Lender (the “MFW Existing Facility”), and (b) the Revolving Credit Agreement dated as of October 29, 2007, as amended, between Faneuil Inc., a Delaware corporation, and the Lender (the “Faneuil Existing Facility”).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any successor version that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or administrative interpretations thereunder.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over Borrower or Lender, or any of their respective businesses, operations, assets, or properties.

“Guarantor” means MacAndrews & Forbes Holdings Inc., a Delaware corporation, and its successors and assigns.

“Guaranty” means the unconditional guaranty by Guarantor of the Obligations of Borrower hereunder, pursuant to that certain Guaranty, dated as of the Closing Date, given by Guarantor to Lender.

“Guarantor’s Obligations” is defined in the Guaranty.

“Harland Clarke Credit Agreement” means that certain Credit Agreement, dated as of April 4, 2007 (as amended, supplemented, renewed, extended, replaced, or restated from time to time), by and among Clarke American Corp., the subsidiary guarantors party thereto, the lenders party thereto, and Credit Suisse, Cayman Islands Branch, as administrative agent and as collateral agent.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all net obligations of such Person under any Swap Contracts;

(d) all obligations of such Person to pay the deferred purchase price of property purchased or services rendered (other than trade accounts payable in the ordinary course of business) or to fund capital or make an investment in another Person;

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person pursuant to revolving credit agreements or similar arrangements (which obligations shall be deemed to equal the maximum commitment of Lenders thereunder whether currently outstanding or undrawn and available);

(g) all capital leases; and

(h) all obligations of such Person in respect of any of the foregoing, and in respect of any guarantees or contingent or similar obligations in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of an Obligation of Borrower under any Loan Document.

“Indemnitees” is defined in Section 8.5 hereof.

“Interest Option” means each of LIBOR and the Prime Rate.

“Interest Payment Date” means: (a) as to any Prime Rate Advance, the last Business Day of each month, or such earlier date as such Prime Rate Advance shall mature, by acceleration or otherwise; (b) as to any LIBOR Advance: (i) the last day of the Interest Period for such LIBOR Advance, unless such Interest Period shall be an Interest Period in excess of three (3) months, in which case the “Interest Payment Date” shall be, with respect to such LIBOR Advance, the date that is three (3) months following the initial date of such LIBOR Advance and, thereafter, the last day of such Interest Period; or (ii) such earlier date as such LIBOR Advance shall mature, by acceleration or otherwise; and (c) as to any portion of the Loan, the date of any prepayment made hereunder, as to the amount prepaid.

“Interest Period” means, with respect to any LIBOR Advance, a period commencing:

(a) on the initial date of such LIBOR Advance; or

(b) on the termination date of the immediately preceding Interest Period in the case of a continuation of a LIBOR Advance to a successive Interest Period as described in Section 2.3 hereof, and ending three (3), six (6) or twelve (12) months thereafter or any other period mutually agreed upon between Borrower and Lender in writing, each as Borrower shall elect in accordance with Section 2.1 hereof; provided, however, that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i) immediately above, end on the last Business Day of a calendar month; and

(iii) if the Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Legal Requirement” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, court orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the first paragraph hereof, and includes its successors and assigns.

“Lending Office” means with respect to Deutsche Bank Trust Company Americas its office at 345 Park Avenue, New York, New York 10154, or such other office or offices as Deutsche Bank Trust Company Americas may from time to time notify Borrower, and for any assignee of Deutsche Bank Trust Company Americas, such office as such assignee may from time to time notify Borrower.

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, the offered rate for U.S. Dollar deposits with a term equivalent to such Interest Period (or a period comparable to that Interest Period as determined by Lender in its sole discretion) displayed on the appropriate page of the Reuters Monitor Money Rates Service Screen (or such other service as may replace or supplement the Reuters Monitor Money Rates Service Screen for the purpose of providing quotations of interest rates applicable for deposits in U.S. Dollars in the relevant interbank market) as of 11.00 a.m. London time, two (2) Business Days prior to commencement of such Interest Period; provided that, if on any such date, no such offered quotation appears or is otherwise available, the Prime Rate shall apply or, if no such rate is offered, the rate of interest shall be determined by Lender in its sole discretion. In the event reserves are required to be maintained against Eurocurrency funding (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by law or regulations applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), then LIBOR shall be adjusted automatically on and as of the effective date of any change in such reserves to a rate (rounded upwards to the nearest 1/16 of 1%) obtained by dividing LIBOR by a number equal to one minus the aggregate of the maximum reserve percentages (expressed as a decimal). LIBOR Advances shall be deemed to constitute Eurocurrency funding.

“LIBOR Advance” means a portion of the Loan made hereunder with respect to which the interest rate is calculated by reference to LIBOR for a particular Interest Period.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan” means the term loan to Borrower hereunder.

“Loan Documents” means this Agreement, the Note (including any renewals, extensions, re-issuances and refundings thereof), each of the Security Documents, the Guaranty, the Confidentiality Agreement, Swap Contract, and such other documents, agreements, consents, affidavits or instruments which have been or will be executed in connection with this Agreement or any such other agreement or instrument and any additional documents delivered in connection therewith, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“M&F Securities Market Value” means the trailing twelve (12) month M&F Worldwide EBITDA (as defined in the Guaranty) multiplied by six and one half (6.5), less the current portion of long-term Indebtedness and long-term Indebtedness of M&F Worldwide.

“M&F Securities” means the common shares of capital stock of M&F Worldwide.

“M&F Worldwide” means M&F Worldwide Corporation, a Delaware corporation.

“Mafco Credit Agreement” means that certain Credit Agreement, dated as of December 15, 2010 (as amended, supplemented, renewed, extended, replaced, or restated from time to time), by and among Mafco Worldwide Corporation, the lenders party thereto, and PNC Bank, National Association, as administrative agent.

“Margin Call” is defined in Section 2.9(c)(i) hereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Value” of the Pledged Collateral shall mean the sum of (i) with respect to the M&F Securities, the M&F Securities Market Value, (ii) with respect to any Pledged Collateral other than the M&F Securities, the most recent closing price reported by the applicable securities exchange, or quoted by the National Association of Securities Dealers Automated Quotation (“NASDAQ”) System, or, in the event no such report or quote is available, on such other basis as Lender may reasonably determine, (iii) with respect to cash, the amount thereof and (iv) with respect to any cash equivalents, their market value as determined by reference to the most recent closing bid price reported by the applicable exchange or on such other basis as Lender may reasonably determine.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Obligors taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor or any other Person of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness the outstanding principal amount of which exceeds in the aggregate (x) $1,000,000, in the case of Borrower, and (y) $25,000,000, in the case of Guarantor.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; or (ii) the date upon which Lender declares the Obligations due and payable after the occurrence and during the continuance of an Event of Default.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Merger Agreement” is defined in Section 3.19 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“NASDAQ” is defined in this Section 1.1 under the definition for “Market Value”.

“Net Income (Loss)” means with respect to any Person and for any period, the aggregate net income (or loss) after taxes of such Person for such period, determined in accordance with GAAP.

“Note” means the Promissory Note, substantially in the form attached hereto as Exhibit 2.7, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified.

“Notice of Continuation” is defined in Section 2.3(d)(ii) hereof and shall be substantially in the form of Exhibit 2.3(d) attached hereto.

“Notice of Conversion” is defined in Section 2.3(d)(i) hereof and shall be substantially in the form of Exhibit 2.3(d) attached hereto.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower to Lender, and all renewals and extensions thereof, or any part thereof including, without limitation, the Loan, or any part thereof, as well as any obligations of Borrower under any Swap Contracts with Lender or an Affiliate of the Lender, arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Note, and all interest accruing thereon, and reasonable Attorney Costs incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrower to Lender evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Obligor” means any of Borrower, Pledgors or the Guarantor, and “Obligors” means all of them.

“Organizational Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, excise or similar Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant Register” is defined in Section 8.12(c) hereof.

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment” is defined in Section 5.5(a) hereof.

“Perelman” means Ronald O. Perelman, an individual.

“Permitted Indebtedness” means (a) the Obligations of Borrower hereunder, and (b) any other Indebtedness owed by Borrower to Lender or any Affiliate of Lender.

“Permitted Liens” means (a) Liens in favor of the Lender under the Security Documents, (b) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 4.2, (c) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(g) or securing appeal or surety bonds relating to such judgments, and (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, limited or general partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any plan, including single employer and multi-employer plans to which Section 4021(a) of ERISA applies, or any retirement medical plan, each as established or maintained for employees of Borrower or any member of the Controlled Group to which Section 4021(a) of ERISA applies.

“Pledged Collateral” is defined in the Security Agreements.

“Pledgors” means MFW Holdings One LLC, a Delaware limited liability company, and MFW Holdings Two LLC, a Delaware limited liability company.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means the prime lending rate as announced by Lender (or any affiliate of Lender if no such rate is announced by Lender) from time to time as its prime lending rate which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in the prime lending rate so announced.

“Prime Rate Advance” means an Advance that bears interest based on the Prime Rate.

“Principal Obligation” means the aggregate outstanding principal amount of the Loan.

“Register” is defined in Section 8.12(c) hereof.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chairman, the chief financial officer, the treasurer, any vice president, the managing member, the general partner or the manager of such Person.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“Securities Act of 1933” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreements” means (i) the Pledge and Security Agreement, dated as of the date hereof, executed and delivered by Borrower to Lender, and (ii) the Third Party Pledge and Security Agreement, dated as of the date hereof, executed and delivered by Pledgors to Lender, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“Security Documents” means, collectively, the Security Agreements, assignments and all UCC financing statements required by this Agreement, together with all other documents and instruments from time to time executed and delivered pursuant to this Agreement or any other Security Documents, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Stated Maturity Date” means November 21, 2013.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions (including, without limitation, puts, calls and covered calls), currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type of Advance” means any type of Advance (i.e., a Prime Rate Advance or LIBOR Advance).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

Section 1.2. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the above-defined meanings when used in the Note or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(d) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e) The term “including” is by way of example and not limitation.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3. Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

Section 1.4. Currency. All calculations shall be in Dollars.

SECTION 2

LOAN

Section 2.1. The Loan. Subject to the terms and conditions herein set forth, Lender shall, on the date hereof, extend to Borrower a term loan in the principal amount of $250,000,000.

Section 2.2. [reserved].

Section 2.3. Conversions and Continuations of Advances.

(a) Advances; Request for Conversions. Upon funding of the Loan hereunder, the Loan shall be made as a LIBOR Advance with an initial Interest Period of three (3) months. Thereafter, Borrower may request that the Loan be denominated in various Types of Advances, as further described herein. If, with respect to a maturing LIBOR Advance, Borrower shall fail to deliver a Notice of Continuation or Notice of Conversion, Borrower will be deemed to have requested a new LIBOR Advance in the same principal amount as the maturing LIBOR Advance, and for the same Interest Period as the maturing LIBOR Advance. If Borrower requests a conversion to, or continuation of LIBOR Advances in any such Notice of Continuation or Conversion, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period for the same Interest Period as the maturing LIBOR Advance, and if no Interest Period was in effect, then for an Interest Period of three (3) months. During the existence of a Potential Default, no Loan may be converted to or continued as LIBOR Advances without the consent of Lender.

(b) Maximum Number of LIBOR Advances. Notwithstanding anything to the contrary contained herein, Borrower shall not have the right to have more than five (5) LIBOR Advances in the aggregate outstanding hereunder at any one time during the term hereof, nor shall Lender be obligated to convert or continue any Advance if the interest rate applicable thereto under Section 2.6(a) hereof would exceed the Maximum Rate in effect with respect to such Advance.

(c) Continuations and Conversions of LIBOR Advances. Except as otherwise provided herein, a LIBOR Advance may be continued or converted only on the last day of an Interest Period for such LIBOR Advance.

(d) Conversions and Continuations of Advances.

(i) Borrower shall have the right, with respect to: (A) any Prime Rate Advance, three (3) Business Days prior to the requested date of conversion (a “LIBOR Conversion Date”), to convert such Prime Rate Advance to a LIBOR Advance; and (B) any LIBOR Advance, on any Business Day (a “Prime Rate Conversion Date”), to convert such LIBOR Advance to a Prime Rate Advance, (provided, however, that Borrower shall, on such Prime Rate Conversion Date, make the payments required by subparagraphs (f) and (g) of Section 2.9 hereof, if any); in either case, by giving Lender written notice substantially in the form of Exhibit 2.3(d) attached hereto (a “Notice of Conversion”) of such selection no later than 11:00 a.m. at least: (x) three (3) Business Days prior to such LIBOR Conversion Date; or (y) one (1) Business Day prior to such Prime Rate Conversion Date. Each Notice of Conversion shall be irrevocable and effective upon notification thereof to Lender.

(ii) No later than 11:00 a.m. at least (x) three (3) Business Days prior to the termination of an Interest Period related to a LIBOR Advance, Borrower shall give Lender written notice in substantially the form of

Exhibit 2.3(d) attached hereto (the “Notice of Continuation”) whether it desires to continue such Advance as a LIBOR Advance and shall designate the Interest Period which shall be applicable to such continuation upon the expiration of the then current Interest Period. Each Notice of Continuation shall be irrevocable and effective upon notification thereof to Lender.

(iii) Except as otherwise provided herein, a LIBOR Advance may be continued or converted only on the last day of an Interest Period for such LIBOR Advance.

Section 2.4. Loan Amounts. Each conversion to or continuation of LIBOR Advances shall be in a principal amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00, and each conversion to or continuation of Prime Rate Advances shall be in an amount that is an integral multiple of $100,000.00 and not greater than $1,000,000 and not less than $100,000.00.

Section 2.5. Funding. Lender shall disburse the proceeds of the Loan in immediately available funds as designated by Borrower to Lender in writing.

Section 2.6. Interest; Payment of Interest.

(a) Interest Rate; Interest Payment Dates. Subject to the provisions of clause (b) below: (i) each LIBOR Advance shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin; and (ii) each Prime Rate Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin. Accrued and unpaid interest (A) on the Loan shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date, and (B) on any obligation of Borrower hereunder on which Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by Lender. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. If any principal of, or interest on, the Loan is not paid when due, then such past due principal and interest on the Loan shall bear interest at the Default Rate, from the date it was due to, but excluding, the date it is paid. If any other Event of Default hereunder shall occur, then (in lieu of the interest rate provided in Section 2.6(a) hereof) the principal amount of the Loan shall bear interest at the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(c) Determination of Rate. Each change in the rate of interest for any Advance shall become effective, without prior notice to Borrower, automatically as of the opening of business of Lender on the date of said change. Lender shall promptly notify Borrower of the interest rate applicable to any Interest Period for LIBOR Advances upon determination of such interest rate. The determination of LIBOR by Lender shall be conclusive in the absence of manifest error. At any time that Prime Rate Advances are outstanding, Lender shall notify Borrower of any change in Lender’s Prime Rate promptly following the public announcement of such change.

(d) Timing of Interest. Interest on the Loan and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Loan Documents as of the date of the disbursal of the Loan by Lender, consistent with the provisions of this Section 2.6, notwithstanding whether Borrower received the benefit of such Loan as of such date and even if the Loan is held in escrow pursuant to the terms of any escrow arrangement or agreement. With regard to the repayment of the Loan, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Lender.

(e) No Setoff, Deductions, etc. All payments of interest shall be made without any deduction, abatement, set-off or counterclaim whatsoever, the rights to which are specifically waived by Borrower.

Section 2.7. Note. The Loan to be made by Lender to Borrower hereunder shall be evidenced by the promissory note of Borrower. The Note shall: (a) be in the amount of $250,000,000; (b) be payable to the order of Lender at the Lending Office; (c) bear interest in accordance with Section 2.6 hereof; (d) be in substantially the form of Exhibit 2.7 (with blanks appropriately completed in conformity herewith); and (e) be made by Borrower.

Section 2.8. Maturity Date; Payment of Obligations. The principal amount of the Loan shall be repaid as follows:

Date of Payment	Amount of Principal Repayment

June 21, 2012	$25,000,000

September 21, 2012	$50,000,000

December 21, 2012	$35,000,000

March 21, 2013	$35,000,000

June 21, 2013	$35,000,000

September 21, 2013	$35,000,000

The remaining principal amount of the Loan outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, together with all other charges, fees, expenses and other sums due and owing hereunder and under any other Loan Document.

Section 2.9. Payments of Principal and Prepayments; Mandatory Prepayments; Breakage.

(a) Payments on the Note; Payments Generally. The unpaid principal amount of the Loan shall be due and payable as provided in Section 2.8 hereof. All payments of principal of, and interest on, the Obligations under this Agreement by Borrower to or for the account of Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or set off by Borrower. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender at Lending Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Funds received after 11:00 a.m. shall be treated for all purposes as having been received by Lender on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including reasonable Attorneys’ Costs) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

(b) Voluntary Prepayments. Borrower may, upon notice to Lender, at any time or from time to time, voluntarily prepay the Loan in whole or in part without premium or penalty; provided that: (a) such notice must be received by Lender not later than 11:00 a.m.: (i) two (2) Business Days prior to any date of prepayment of LIBOR Advances; and (ii) on the date of prepayment of Prime Rate Advances; (b) any prepayment of LIBOR Advances shall be in a principal amount of $100,000.00 or a whole multiple of $100,000.00 in excess thereof; and (c) any prepayment of Prime Rate Advances shall be in a principal amount of $100,000.00 or a whole multiple of $100,000.00 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Advance to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Advance shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to subparagraph (g) of this Section 2.9.

(c) Mandatory Prepayments.

(i) If at any time following the delivery of a Compliance Certificate pursuant to Section 4.1(c) hereof, the outstanding principal amount of the outstanding Loan exceeds the Market Value of M&F Securities pledged as Pledged Collateral under the Security Agreements as set forth in such Compliance Certificate multiplied by forty percent (40%), then, within three (3) Business Days of notice to Borrower of such event (a “Margin Call”), (1) with the consent of Lender, Borrower and/or Pledgors shall pledge additional collateral to Lender acceptable to Lender, (2) Borrower shall repay the Loan or a portion thereof, or (3) Borrower and/or Pledgors shall do any combination of (1) or (2), so that, after giving effect to such pledge and/or repayment, the outstanding principal amount of the outstanding Loan is not greater than the sum of (x) the Market Value of M&F Securities pledged as Pledged Collateral under the Security Agreements multiplied by forty percent (40%), plus (y) the percentage of the Market Value of any such additional collateral accepted by Lender.

(ii) If at any time Borrower has not satisfied its obligation to pledge additional collateral or repay the Loan as required in the event of a Margin Call (as described in subsection (i) above), Borrower shall, within three (3) Business Days, without any further or additional notice, pay all Obligations owing hereunder.

(iii) In the event that Borrower and/or Pledgors have delivered additional collateral hereunder, the Lender, in its discretion, shall establish percentages of Market Value for Margin Calls hereunder.

(iv) In addition to the foregoing, in the event that at any time Borrower and Pledgors recapitalize M&F Worldwide (as permitted in Section 5.5(a) hereof), the proceeds thereof, received by Borrower and Pledgors shall be used to repay the Obligations hereunder in full.

(d) Interest Rate Not Ascertainable, etc. In the event that Lender shall have determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) that on any date for determining LIBOR, by reason of changes affecting the London interbank market or Lender’s position therein, adequate and fair means do not exist for ascertaining LIBOR, then in such event, Lender shall give telephonic notice to Borrower of such determination. Until Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, Lender shall not be required maintain a LIBOR Advance.

(e) Illegality. In the event that Lender shall have determined (which determination shall, absent manifest error, be final, conclusive and binding on Borrower) at any time that compliance by Lender in good faith with any applicable law, rule, regulation or order, or any request, guideline or directive (whether or not having the force of law) of any Governmental Authority, prohibits or restrains the continuance of any LIBOR Advance, then, in any such event, Lender shall give prompt telephonic notice to Borrower of such determination, whereupon: (i) Borrower’s right to request a continuation of or conversion to a LIBOR Advance shall be immediately suspended, and (ii) that portion of the Loan bearing interest based on LIBOR shall automatically and immediately convert to a Prime Rate Advance, and shall be subject to subparagraph (g) of this Section 2.9.

(f) Increased Costs. If, by reason of any Change in Law, (i) Lender or its holding company or Lending Office shall be subject to any Tax, duty or other charge with respect to any portion of the Loan, or the basis of taxation of payments to Lender or its holding company or Lending Office of the principal of or interest on any portion of the Loan shall change (except for (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes); (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender or its holding company or its Lending Office shall be imposed or deemed applicable or any other condition affecting any portion of the Loan shall be imposed on Lender or its holding company or its Lending Office or the secondary Eurodollar market; or (iii) Lender or its holding company or Lending Office is required to increase the amount of capital required to be maintained or the rate of return on capital to Lender, or its holding company or Lending Office, is reduced, and as a result of any of the foregoing there shall be any increase in the cost to Lender of making, funding or maintaining any portion of the Loan, or there shall be a reduction in the amount received or receivable by Lender or its holding company or Lending Office, or in the rate of return to Lender or its holding company or Lending Office, then Borrower shall from time to time, upon written notice from and demand by Lender pay to Lender within five (5) Business Days after the date specified in such notice and demand, additional amounts sufficient to compensate Lender against such increased cost or diminished return. A certificate as to the amount required to compensate Lender, submitted to Borrower by Lender, shall, except for manifest error, be final, conclusive and binding for all purposes. The provisions of this Section 2.9(f) shall survive repayment of the Loan and cancellation of this Agreement.

(g) Loss Compensation. Borrower shall compensate Lender, upon its written request (which request shall, absent manifest error, be final, conclusive and binding upon Borrower), for all losses, expenses and liabilities (including, without limitation, any interest paid by Lender on funds borrowed by it to make or carry any LIBOR Advance to the extent not recovered by Lender in connection with the re-employment of such funds), which Lender may sustain: (i) if for any reason a conversion to any LIBOR Advance does not occur on the date specified therefor in the relevant Notice of Continuation or Conversion, as the case may be, or (ii) if any repayment (or conversion) of a LIBOR Advance occurs on a date which is not the last day of the then current Interest Period whether, in the case of repayment, such repayment is voluntary or occurs for any other reason including demand, or whether, in the case of conversion, such conversion occurs for any reason specified in subparagraph (c) of this Section 2.9. In addition, in the event of any such repayment or failure to convert Borrower shall also compensate Lender for the loss of any profits Lender would have received had any such LIBOR Advance not been repaid or if such conversion had occurred. The provisions of this Section 2.9(g) shall survive repayment of the Loan and the cancellation of this Agreement.

Section 2.10. Lending Office. Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any LIBOR Advance; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Prime Rate Advance and (c) change its Lending Office from time to time by notice to Borrower. In such event, Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Lender shall be entitled to fund all or any portion of the Loan in any manner it deems appropriate, consistent with the provisions of Section 2.5 hereof, but for the purposes of this Agreement Lender shall, regardless of Lender’s actual means of funding, be deemed to have funded the Loan in accordance with the Interest Option selected from time to time by Borrower for such Interest Period.

Section 2.11. Ranking of Loan, Scope of Recourse, Security.

(a) Priority Obligations. The Obligations of Borrower shall be senior obligations of Borrower which Borrower hereby agrees to repay upon the terms and conditions set forth herein and in the other Loan Documents. Nothing contained herein or in any other Loan Document shall be deemed to be a release, waiver, discharge or impairment of this Agreement or such other Loan Documents or a release of any Pledged Collateral given or to be given to secure the Obligations or otherwise in connection herewith, or shall preclude Lender from seeking to exercise its rights hereunder or under the Security Documents and/or the Guaranty or exercising any power of sale contained therein or herein.

(b) Security. The Obligations of Borrower shall be secured equally and ratably by the Lien and security interest in the Pledged Collateral granted pursuant to the Security Agreements. The Pledged Collateral constitutes 100% of the issued and outstanding M&F Securities. The Lien under the Security Documents as granted to Lender shall be a first priority Lien on the Pledged Collateral thereunder. Upon notice by Lender to Borrower given at least thirty (30) days prior to the first anniversary of the Closing Date, Borrower shall use commercially reasonable efforts to grant to Lender a first priority Lien in additional collateral mutually acceptable to Lender and Borrower.

(c) Guaranty. In addition, the Obligations of Borrower hereunder shall be guaranteed pursuant to the Guaranty (as specifically provided therein).

Section 2.12. Use of Proceeds. The proceeds of the Loan shall be used for (a) the repayment in full of all Indebtedness under the MFW Existing Facility on the Closing Date, (b) payment of certain fees of the Lender in connection with the Loan, and (c) the acquisition of all of the outstanding capital stock of M&F Worldwide; provided, however, that no proceeds of the Loan may be used (i) to purchase or carry Margin Stock or to provide collateral in connection therewith or to refinance, reduce or retire Indebtedness used to purchase or carry Margin Stock or to provide collateral in connection therewith, or (ii) in transactions involving any hostile takeover activity or other similar transactions that have not been pre-approved by a target’s board of directors or other governing body having authority. Lender shall have no liability, obligation, or responsibility whatsoever with respect to Borrower’s use of the proceeds of the Loan, and Lender shall not be obligated to determine whether or not Borrower’s use of the proceeds of the Loan are for purposes permitted under its Organizational Documents. Nothing, including, without limitation, the Loan, any conversion or continuation thereof, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender as to whether the Loan or use of proceeds by Borrower is permitted by the terms of Borrower’s Organizational Documents.

Section 2.13. Fees. Borrower shall pay to Lender on the Closing Date (i) a utilization fee in the amount of $1,000,000, and (ii) a facility fee in the amount of $1,000,000.

Section 2.14. Computation of Interest and Fees. All computations of interest with respect to the Loan shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) in the Interest Period for which such interest is payable; provided, however, that (x) if such computation shall cause the amount of interest payable hereunder to exceed the Maximum Rate or (y) with respect to Prime Rate Advances, all computations of interest shall be made upon the basis of a year of 365 or 366 days, as applicable.

Section 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if Borrower shall be required by applicable law to deduct or withhold any Taxes from such payments, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by Borrower shall be increased as necessary so that after making such deduction or withholding (including deductions applicable to additional sums payable under this Section 2.15) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subparagraph (a) immediately above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender, shall be conclusive absent manifest error. The agreements in this Section 2.15 shall survive the repayment of all of the other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Treatment of Certain Refunds. If Lender has determined, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental

Authority. This subsection shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(f) Status of Lender. Any Lender that is (i) a Foreign Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to Borrower at the time(s) and in the manner(s) reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate, and (ii) a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver to Borrower at the time(s) and in the manner(s) reasonably requested by Borrower, to Borrower, a properly completed and duly executed United States Internal Revenue Service Form W-9 or any successor form, in each case only to the extent such Lender is legally able to do so.

Section 2.16. Absolute Liability of Borrower. The liability of Borrower shall be absolute and unconditional and without regard to the liability of any other Person. Furthermore, Borrower covenants and agrees that its agreement to be liable hereunder is made notwithstanding the fact that Borrower may not receive any of the proceeds of the Loan hereunder.

Section 2.17. Swap Contracts. At the sole and absolute discretion of Lender, Borrower shall have the right at any time prior to the Maturity Date (provided that no Event of Default has occurred and is continuing, unless otherwise waived by Lender in its sole and absolute discretion) to enter into a Swap Contract(s) with respect to the Loan, as are generally being made available by Lender or the Affiliates of Lender to its customers from time to time. Such Swap Contract(s) shall be offered to Borrower subject to all terms and conditions pertaining thereto, including, without limitation, payment of all applicable fees, if any, in connection therewith. Notwithstanding anything to the contrary contained herein, in the event that Borrower should purchase a Swap Contract(s) from Lender or one of its Affiliates, such purchase shall also be subject to Borrower providing to Lender and such Affiliate (if any) any additional security requested by Lender, in its sole and absolute discretion, in order to better protect Lender and its Affiliates in connection with Borrower’s payment risks associated with any such Swap Contract(s). In respect thereof, any such Swap Contracts shall be subject to a separate collateral agreement and Lender shall determine, in its sole and absolute discretion the advance rate and market value of any collateral pledged as security thereunder.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Loan hereunder, Borrower represents and warrants to Lender that:

Section 3.1. Organization of Borrower. Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business would have a Material Adverse Effect.

Section 3.2. Intentionally Omitted

Section 3.3. Authorization and Power. Borrower has the limited liability company power and requisite authority to execute, deliver, and perform its obligations under this Agreement, the Note, and the other Loan Documents to be executed by it. Borrower is duly authorized to, and has taken all limited liability company action necessary to authorize it to execute, deliver, and perform its obligations under this Agreement, the Note and such other Loan Documents applicable to it and is and will continue to be duly authorized to perform its obligations under this Agreement, the Note and such other Loan Documents applicable to it.

Section 3.4. No Conflicts or Consents. None of the execution and delivery of this Agreement, the Note or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, (a) with Borrower’s Organizational Documents; and (b) in any material respect, with any provision of any Legal Requirement to which Borrower is subject or any judgment, license, order, or permit applicable to Borrower or any indenture, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby.

Section 3.5. Enforceable Obligations. This Agreement, the Note and the other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws.

Section 3.6. Priority of Liens. The Security Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Pledged Collateral in favor of Lender, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws.

Section 3.7. Intentionally Omitted.

Section 3.8. Full Disclosure. There is no material fact that Borrower has not disclosed to Lender in writing which would reasonably be expected to result in a Material Adverse Effect. No information heretofore furnished by Borrower in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby or thereby, taken as a whole and when furnished, contains any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect.

Section 3.9. No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

Section 3.10. No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower, threatened, against any Obligor that would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Taxes. All federal and material state and local Tax returns required to be filed by Borrower in any jurisdiction have been filed and all material Taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such Taxes could give rise to a Lien thereon. There is no proposed Tax assessment against Borrower or any basis for such assessment which is material and is not being contested in good faith.

Section 3.12. Chief Executive Office; Records. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been and will continue to be c/o MacAndrews & Forbes Holdings, Inc., 35 East 62nd Street, New York, NY 10065 (unless Borrower notifies Lender in writing promptly following the date of such change). Borrower’s federal taxpayer’s identification number is 45-3672830, and its organizational number as issued by the Secretary of State of the State of Delaware is 5035201.

Section 3.13. ERISA Compliance. Borrower has not established, nor does it maintain, any Plan. None of the transactions contemplated hereunder or by the other Loan Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) that could subject Lender to any Tax or penalty or prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

Section 3.14. Compliance with Legal Requirements. Borrower is, to the best of its knowledge, in compliance in all material respects with all material Legal Requirements which are applicable to Borrower or its properties.

Section 3.15. Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any monies advanced or to be advanced under this Agreement will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute the transactions under this Agreement a “purpose credit” within the meaning of Regulations D, T, U, or X. Neither Borrower nor any Person acting on behalf of Borrower, has taken or will take any action which might cause this Agreement or any Loan Document to violate Regulations D, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

Section 3.16. Pledged Collateral. The Pledged Collateral is owned of record and beneficially by Borrower, free and clear of all Liens, other than Permitted Liens. Upon the execution and delivery by Borrower of the Security Agreement and the delivery of the Pledged Collateral to Lender, Lender shall have a fully perfected first priority security interest in the

Pledged Collateral. All information with respect to the Pledged Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Borrower or on behalf of Borrower to Lender, and all other written information heretofore or hereafter furnished by Borrower or on behalf of Borrower to Lender, is and will be true and correct in all material respects.

Section 3.17. Fiscal Year. The fiscal year of Borrower is the calendar year.

Section 3.18. Investment Company Act. Borrower is not required to register as an “investment company” pursuant to the Investment Company Act of 1940, as amended.

Section 3.19. M&F Worldwide. The Agreement and Plan of Merger, dated September 12, 2011, among Borrower, MX Holdings Two, Inc., and M&F Worldwide (“Merger Agreement”) is in full force and effect, without any amendment, supplement, or other change since its execution that would be materially adverse to the Lender. The representations and warranties of M&F Worldwide in the Merger Agreement that are material to the interests of the Lender, are true and correct in all material respects as if made on the Closing Date, but only to the extent that Borrower has the right to terminate its obligations (or to refuse to consummate the Merger (as defined in the Merger Agreement)) under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and, since the date of the Merger Agreement, no Material Adverse Effect (as defined in the Merger Agreement) has occurred.

Section 3.20. Anti-money Laundering. Borrower is not a person (a) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.21. Foreign Trade Regulations. Borrower is not (a) a person included within the definition of “designated foreign country” or “national” of a “designated foreign country” in Executive Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

Section 3.22. Solvency. Borrower has not entered into the transactions hereunder or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and has received reasonably equivalent value in exchange for its obligations hereunder and under the Loan

Documents. On the date hereof and after and giving effect to the Loan occurring on the date hereof and the disbursement of the proceeds of the Loan pursuant to Borrower’s instructions, Borrower is and will be Solvent.

Section 3.23. No Setoff. There exists no right of setoff, deduction or counterclaim on the part of Borrower against Lender or any of Lender’s Affiliates.

Section 3.24. Ownership and Management. As of the date hereof, the issued and outstanding member interests of Borrower are owned of record and beneficially by Guarantor, free and clear of all Liens. Guarantor Controls Borrower, including, without limitation, the business, operations and day-to-day management of Borrower, and the absolute right, in the name of and on behalf of Borrower, to enter into the transactions under this Agreement and under the Loan Documents, to borrow money and incur Indebtedness, to place Liens upon the assets of Borrower and to authorize and distribute monies.

Section 3.25. Special Purpose Entity. Borrower (a) does not and will not own any asset or property other than M&F Securities and incidental personal property resulting from or necessary for the ownership of M&F Securities; (b) does not and will not engage in any business other than the ownership of M&F Securities and pursuant to the Loan Documents, and will conduct and operate its business in all material respects in compliance with all applicable Legal Requirements; and (c) shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates, Guarantor, or any Affiliate of Guarantor or any other Person.

SECTION 4

AFFIRMATIVE COVENANTS

Until payment in full of the Note and the performance in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, unless Lender shall otherwise consent in writing:

Section 4.1. Financial Statements, Reports and Notices; Access. Borrower covenants and agrees that it (i) shall keep and maintain complete and accurate books and records, and (ii) shall permit Lender and any authorized representatives of Lender to have access to and to inspect and examine (and to take notes with respect to) the books and records, any and all accounts, data and other documents of Borrower at all reasonable times upon the giving of reasonable notice of such intent. Borrower shall also provide to Lender, upon request, such financial statements and evidence of expenses and earnings as are kept by Borrower, and other documentation and information of Borrower as Lender may reasonably request. Furthermore, Lender shall have the right, at any time and from time to time after the occurrence and during the continuance of an Event of Default, to audit the books and records of Borrower. In the event that Lender audits any such books and records, Lender shall have the right, in its sole discretion, to choose the auditor. Borrower shall be obligated to pay for the cost of any such audit.

In addition, Borrower shall deliver to Lender the following:

(a) Financial Statements.

(i) As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of each of Harland Clarke Holdings Corp. (“Harland”) and Mafco Worldwide Corporation (“Mafco”, and together with Harland, the “Reporting Companies”) audited financial statements of each of the Reporting Companies, including a balance sheet of each of the Reporting Companies and their respective consolidated Subsidiaries as of the end of such fiscal year and the related statements of operations, change in net assets, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of each of the Reporting Companies and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(ii) As soon as available and in any event within sixty (60) days of each March 31, June 30 and September 30, and within one hundred twenty (120) days of each fiscal year end for M&F Worldwide, internally prepared financial statements of M&F Worldwide, including a balance sheet of M&F Worldwide and its consolidated Subsidiaries as of the end of such period and the related statements of operations, change in net assets, and cash flows for such period, setting forth in each case in comparative form the figures for the previous period.

(b) [reserved]

(c) Compliance Certificate. Upon each submission of financial statements required under Sections 4.1(a)(i) and (ii), a certificate (a “Compliance Certificate”) of a Responsible Officer of Borrower substantially in the form of Exhibit 4.1(c) attached hereto (with blanks appropriately completed in conformity herewith): (i) stating that such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the period covered by such Compliance Certificate; and (ii) stating whether any Event of Default or, to its knowledge, any Potential Default exists on the date of such certificate and, if any Event of Default or Potential Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto.

(d) Other Information. Borrower shall deliver or cause to be delivered, with reasonable promptness, and in any event within thirty (30) days of Lender’s request, such other information, financial or otherwise, with respect to Obligors, M&F Worldwide and any Pledged Collateral, as Lender may reasonably request from time to time, to the extent that Borrower possesses such information or has reasonable access thereto.

Section 4.2. Payment of Taxes. Borrower will pay and discharge all material Taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent; provided, however, that Borrower shall not be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established as determined by Lender in its reasonable discretion.

Section 4.3. Maintenance of Existence and Rights. Borrower will preserve and maintain its existence and comply with the requirements of Section 3.25 hereof. Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

Section 4.4. Certain Default Notices. Borrower shall provide to Lender as soon as possible, and in any event within five (5) days after the receipt by Borrower of actual knowledge of the occurrence of an Event of Default or Potential Default, and the action which Borrower proposes to take with respect thereto. Borrower shall also provide to Lender promptly after it receives actual knowledge of the commencement thereof, notice of (i) any change in respect of any Obligor or any Pledged Collateral that could reasonably be expected to have a Material Adverse Effect, or (ii) any action or proceeding relating to any Obligor and/or any Pledged Collateral by or before any court, governmental agency or arbitral tribunal as to which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 4.5. Other Notices. Borrower will, promptly upon receipt of actual knowledge thereof, notify Lender of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any default under any material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material Indebtedness owing by Borrower; and (b) any uninsured claim against or affecting Borrower or any of its properties.

Section 4.6. Compliance with Loan Documents and Organizational Documents. Unless otherwise approved in accordance with the terms of this Agreement, Borrower will promptly comply with any and all covenants and provisions of this Agreement and all of the other Loan Documents executed by it. Borrower will use the proceeds of any Loan only for such purposes as are permitted herein. Borrower shall comply in all material respects with the requirements of, and its obligations under, its Organizational Documents.

Section 4.7. Compliance with Law. Borrower will comply in all material respects with all material Legal Requirements applicable to it.

Section 4.8. Authorizations and Approvals. Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply in all material respects with its Obligations and its obligations under its Organizational Documents.

Section 4.9. Agreement to Deliver Additional Security Documents. Borrower shall deliver such security agreements, financing statements, assignments, and other Security Documents (all of which shall be deemed part of the Security Documents), in form and substance reasonably satisfactory to Lender, as Lender may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Lender, first and exclusive Liens on any of the Pledged Collateral, as Lender may reasonably require to avoid material impairment of the Liens granted or purported to be granted pursuant to the Security Documents.

Section 4.10. Management; Organization. So long as any of Borrower’s Obligations and/or Guarantor’s Obligations shall remain unpaid (i) Guarantor shall remain the owner of 100% of the equity of Borrower and the sole member of Borrower, and shall control the business, operations and day-to-day management of Borrower, including, without limitation, the absolute right, in the name of and on behalf of Borrower, to enter into the transactions under this Agreement and under the Loan Documents, to borrow money and incur Indebtedness, to place Liens upon the assets of Borrower and to authorize and distribute monies, and (ii) each such interest in Borrower shall, during the term hereunder, remain free and clear of all Liens.

Section 4.11. M&F Worldwide. Following the Merger, Borrower shall comply, and cause M&F Worldwide to comply, with all of their respective obligations under the Securities Act of 1933 or the Securities Exchange Act and to take all actions required to de-register any M&F Securities registered thereunder and to de-list them from any securities exchange upon which listed.

SECTION 5

NEGATIVE COVENANTS

Until payment and performance in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, without the prior express written consent of Lender (the giving of which, unless otherwise stated below, shall be in its sole and absolute discretion):

Section 5.1. Mergers; Dissolution. Borrower will not (a) merge or consolidate with or into any Person, and/or (b) take any action to dissolve, terminate, merge or consolidate Borrower, including, without limitation, any action to sell or dispose of all or substantially all of the property of Borrower.

Section 5.2. Negative Pledge. Borrower will not create or suffer to exist any Lien upon its assets, including the Pledged Collateral, other than the Permitted Liens.

Section 5.3. Fiscal Year and Accounting Method. Without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed), Borrower will not change its fiscal year or method of accounting, provided, however, that the consent of the Lender shall not be required if any changes to the method of accounting are required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto).

Section 5.4. Organizational Documents. Without the prior written consent of Lender, not to be unreasonably withheld, Borrower shall not alter, amend, modify, terminate, or change any provision of its Organizational Documents affecting Borrower’s debts, duties, obligations, and liabilities, and the rights, titles, security interests, liens, powers and privileges of Borrower or Lender, in each case relating to the Pledged Collateral, this Agreement, the Loan Documents and the transactions hereunder and thereunder; or materially amend the terms of any Organizational Document.

Section 5.5. Limitations on Dividends and Distributions.

(a) Dividends. Other than income tax sharing payments, Borrower shall not declare or pay any dividends or distributions, including, without limitation, any distribution of cash flow or proceeds from the sale, recapitalization, refinancing or financing at or of any investment, or purchase, redeem, retire or otherwise acquire for value any of its interests now or hereafter outstanding (a “Payment”) unless such Payment is not prohibited by its Organizational Documents and (i) the aggregate of all such Payments in any fiscal year of Borrower do not exceed $25,000,000, or (ii) such Payment is used to repay the Indebtedness under the Faneuil Existing Facility on or prior to January 31, 2012; provided, (x) the proceeds of any “recapitalization” (as defined below) of M&F Worldwide received by Borrower or any Pledgor shall be used to prepay the Obligations hereunder pursuant to Section 2.9(c)(iv) hereof, (y) any Payment permitted hereunder may take the form of a loan from Borrower and (z) in the case of the foregoing clause (i), up to 100% of any amount permitted but not used in fiscal year 2012 or any fiscal year thereafter may be carried over for Payments in the next succeeding fiscal year. For purposes hereof, “recapitalization” means any sale of securities, shares or other equity or ownership interests by Borrower and/or Pledgors in M&F Worldwide to third party investors.

(b) No Dividends if a Default. Borrower shall not declare or pay any Payments if any Event of Default has occurred and is continuing or if, in making such Payment, a Potential Default shall occur.

Section 5.6. Indebtedness. Borrower shall not incur any Indebtedness except for the Permitted Indebtedness.

Section 5.7. Transfers of Assets. Borrower shall not transfer any of Borrower’s assets.

SECTION 6

CONDITIONS PRECEDENT TO LOAN

Section 6.1. Conditions to Loan. The obligation of Lender to make the Loan hereunder, is subject to the conditions precedent that Lender shall have received, on or before the Closing Date, the following:

(a) Agreement. This Agreement, duly executed and delivered by Borrower.

(b) Notes. The Note, drawn to the order of Lender, duly executed and delivered by Borrower.

(c) Security Documents. The Security Agreements, duly executed and delivered by Borrower and Pledgors, as the case may be, together with the establishment and opening of the Collateral Accounts as required therein and any account control agreements required thereby.

(d) Financing Statements.

(i) searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect Lender’s security interest in the Pledged Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, to be filed concurrently on the date hereof necessary to terminate all Liens and other rights of any Person in any Pledged Collateral previously granted; and

(ii) duly authorized UCC financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in Lender’s sole discretion, to perfect Lender’s Lien on the Pledged Collateral.

(e) Proceedings/Resolutions of Borrower. Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Lender, of Borrower authorizing and causing: (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party; and (ii) the Loan and transactions contemplated hereunder; certified to Lender by the Responsible Officer of Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f) Organizational Documents of Borrower. Such evidence as Lender may reasonably require to verify that Borrower is duly organized or formed, validly existing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of Borrower’s Organizational Documents.

(g) Responsible Officer Certificate. A certificate from a Responsible Officer of Borrower, stating that: (i) all of the representations and warranties contained in Section 3 hereof and the other Loan Documents made by Borrower are true and correct in all material respects as of such date; and (ii) no event has occurred and is continuing, or would result from the Loan, which constitutes an Event of Default or, to its knowledge, a Potential Default.

(h) Borrower Incumbency Certificate. Lender shall have received a certificate, dated the Closing Date, as to the incumbency and signature of the Responsible Officers of Borrower executing any Loan Document, on behalf of Borrower, reasonably satisfactory in form and substance to Lender, executed by a Responsible Officer of Borrower.

(i) Proceedings/Resolutions of Guarantor. Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Lender, of Guarantor authorizing and causing: (i) the execution, delivery and performance of the Loan Documents to which Guarantor is a party; and (ii) the transactions contemplated thereunder, certified to Lender by the Responsible Officer of Guarantor as of the Closing Date, which certificate shall be in form and substance satisfactory to Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(j) Organizational Documents of Guarantor. Such evidence as Lender may reasonably require to verify that Guarantor is duly organized or formed, validly existing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of Guarantor’s Organizational Documents.

(k) Responsible Officer Certificate. A certificate from a Responsible Officer of Guarantor, stating that all of the representations and warranties contained in the Loan Documents made by Guarantor are true and correct in all material respects as of such date.

(l) Guarantor Incumbency Certificate. Lender shall have received a certificate, dated the Closing Date, as to the incumbency and signature of the Responsible Officers of Guarantor executing any Loan Document, on behalf of Guarantor, reasonably satisfactory in form and substance to Lender, executed by a Responsible Officer of Guarantor.

(m) Guaranty. The Guaranty, duly executed and delivered by Guarantor.

(n) Proceedings/Resolutions of Pledgors. Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Lender, of each Pledgor authorizing and causing: (i) the execution, delivery and performance of the Loan Documents to which such Pledgor is a party; and (ii) the transactions contemplated hereunder; certified to Lender by the Responsible Officer of Pledgor as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(o) Organizational Documents of Pledgors. Such evidence as Lender may reasonably require to verify that each Pledgor is duly organized or formed, validly existing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of such Pledgor’s Organizational Documents.

(p) Responsible Officer Certificate. A certificate from a Responsible Officer of each Pledgor, stating that all of the representations and warranties contained in the Loan Documents made by such Pledgor are true and correct in all material respects as of such date.

(q) Pledgors’ Incumbency Certificate. Lender shall have received a certificate, dated the Closing Date, as to the incumbency and signature of the Responsible Officers of each Pledgor executing any Loan Document, on behalf of such Pledgor, reasonably satisfactory in form and substance to Lender, executed by a Responsible Officer of such Pledgor.

(r) Stock Powers in Blank. Stock powers with respect to the M&F Securities constituting Pledged Collateral, executed by Borrower and each Pledgor, as applicable, in blank form, but undated, in form and substance satisfactory to Lender.

(s) Opinions of Counsel. A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLC, counsel to the Obligors and Michael Borofsky, Senior Vice President and Secretary of Guarantor, together covering such matters relating to the transactions contemplated hereby as reasonably requested by Lender, and substantially in a form reasonably acceptable to Lender.

(t) M&F Securities. The stock certificates representing the M&F Securities serving as Pledged Collateral which are certificated shall have been delivered to Lender, on the date hereof.

(u) Existing Facilities. All amounts outstanding under the MFW Existing Facility shall have been paid in full, or Borrower shall have given Lender irrevocable instructions to pay or apply the proceeds of the Loan to such repayment.

(v) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by Borrower on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of Lender’s counsel, Loeb & Loeb LLP, New York, New York.

(w) Merger.

(i) The Merger Agreement shall be in full force and effect, without any amendment, supplement, or other change since its execution that is materially adverse to the Lender taken as a whole, and the Merger, as defined in the Merger Agreement, shall have been consummated in accordance with its terms, without any waiver of any condition thereof that is materially adverse to the Lender taken as a whole;

(ii) Borrower shall have caused to be deposited at least $273,498,275 with the Paying Agent (as defined in the Merger Agreement), for the account of the Exchange Fund (as defined in the Merger Agreement), pursuant to Section 2.7(a) of the Merger Agreement; and

(iii) The representations and warranties of M&F Worldwide in the Merger Agreement that are material to the interests of the Lender shall be true and correct in all material respects as if made on the Closing Date, but only to the extent that Borrower has the right to terminate its obligations (or to refuse to consummate the Merger (as defined in the Merger Agreement)) under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and, since the date of the Merger Agreement through the Closing Date, no Material Adverse Effect (as defined in the Merger Agreement) has occurred.

SECTION 7

EVENTS OF DEFAULT

Section 7.1. Events of Default. An Event of Default shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a) Failure to Pay. Borrower shall fail to pay when due: (i) any principal of the Obligations; or (ii) within five (5) calendar days, any fee, interest on the Obligations, expense, or other payment required hereunder;

(b) Failure to Perform Certain Acts. Borrower shall fail to perform or observe any of the terms, covenants, conditions or provisions of Sections 4.10, 4.11, 5.1, 5.2, 5.5, 5.6 and/or 5.7 hereof or Guarantor shall fail to perform or observe any of the terms, covenants, conditions or provisions of Sections 9 of the Guaranty;

(c) Failure to Perform Generally. Any Obligor shall fail to perform or observe any other covenant, agreement or provision to be performed or observed under this Agreement or any other Loan Document applicable to it, and such failure shall not be rectified or cured to Lender’s satisfaction within thirty (30) days after notice thereof by Lender to Borrower; provided, however, that if such Obligor has commenced its actions to cure such failure to Lender’s satisfaction and is diligently prosecuting the cure to completion, Lender shall not declare an Event of Default hereunder unless it determines, in its reasonable discretion, that the failure to cure within such thirty (30) day period shall cause a Material Adverse Effect;

(d) Misrepresentation. Any representation or warranty of Borrower herein or of any Obligor in any other Loan Document or any amendment to any thereof shall prove to have been false or misleading in any material respect at the time made or intended to be effective and such misrepresentation has a Material Adverse Effect;

(e) Cross-Defaults, etc. Any Obligor shall (i) default in any payment of Indebtedness to Lender or any Affiliate of Lender (excluding any such payment which is specifically governed by subparagraph (a) above of this Section 7.1), or any other Person beyond any period of grace or forbearance provided with respect thereto; or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which any Material Indebtedness to Lender or any Affiliate of Lender or any other Person is created if the effect of such default is to cause, or to permit the holder or holders of such Material Indebtedness (or any representative on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Material Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Material Indebtedness to Lender any Affiliate of Lender or any other Person which is due on demand and such demand is not honored within the time period required;

(f) Bankruptcy, etc. Any Obligor shall: (A)(i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its Indebtedness as it becomes due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any other action for the purpose of effecting any of the foregoing; and/or (B) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Obligor or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Obligor, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(g) Judgments. A final judgment or order for the payment of money and which shall not be fully covered by insurance shall be rendered against any Obligor, and either (i)

enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of sixty (60) consecutive days and which judgment shall have a Material Adverse Effect in Lender’s reasonable opinion;

(h) Default Under Loan Documents. Any “Event of Default” under any other Loan Document (other than this Agreement) shall have occurred and be continuing beyond any period of grace or forbearance provided with respect thereto;

(i) Repudiation in General, etc. This Agreement or any other Loan Document shall, at any time after their respective execution and delivery and for any reason whatsoever, cease to be in full force and effect or shall be declared to be null and void (other than by any action on behalf of Lender), or the validity or enforceability thereof shall be contested by any Obligor or any of their Affiliates; or any Obligor shall improperly deny that any of them has any further liability or obligation under this Agreement or any of the Loan Documents to which any of them is a party;

(j) Assignments. If Borrower attempts to assign its rights and obligations under this Agreement or any of the other Loan Documents applicable to it or any interest herein or therein; or

(k) M&F Worldwide and Subsidiary Indebtedness. Default in the payment under or performance of any agreement, term or condition contained in any agreement under which any Indebtedness with an outstanding principal amount in excess of $25,000,000 in the aggregate of M&F Worldwide or any Subsidiary thereof is created beyond any period of grace or forbearance provided thereto if the effect of such default is to cause, or to permit the holder or holders of such Indebtedness (or any representative on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Indebtedness with an outstanding principal amount in excess of $25,000,000 in the aggregate of M&F Worldwide or such Subsidiary which is due on demand and such demand is not honored within the time period required.

Section 7.2. Remedies Upon an Event of Default.

(a) General. If an Event of Default shall have occurred and be continuing, then Lender may: (a) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waive anything contained herein or in any other Loan Document to the contrary notwithstanding; (b) exercise any right, privilege, or power set forth herein and in any Loan Document; or (c) without notice of default or demand, pursue and enforce any of Lender’s rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Legal Requirement or agreement; provided, however, that if any Event of Default specified in Section 7.1(f) hereof shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

(b) Lender; Cumulative Rights. Upon the occurrence and continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Obligor under any of the other Loan Documents executed and delivered by, or applicable to, any of them, as the case may be, or at law or in equity, may be exercised by Lender at any time and from time to time, whether or not all or any of the Loan shall be declared due and payable. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein, or by statutes or in the other Loan Documents. It is the intention of the parties hereto that no right or remedy hereunder is exclusive of any other right or remedy or remedies, and that each and every such right or remedy shall be in addition to any other right or remedy given hereunder under the Loan Documents or now or hereafter existing at law or in equity or by statute. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, all rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies and all Obligations hereunder have been paid in full.

(c) Acceleration. Upon the occurrence and continuation of an Event of Default, Lender may accelerate maturity of the Loan and any other Obligations, and demand payment of the principal sum due hereunder, with interest, advances, reasonable out-of-pocket costs and reasonable attorneys’ fees and expenses (including those for appellate proceedings), and enforce collection of such payment by appropriate action.

(d) Crediting of Monies Recovered. Any amounts recovered from Borrower or any other Person after an Event of Default shall be applied by Lender toward the payment of any interest and/or principal of the Obligations and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) No Duty to Mitigate Damages. Other than in respect of its own gross negligence or willful misconduct, Lender shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate any damages if any Event of Default shall occur and be continuing hereunder.

Section 7.3. No Additional Waiver Implied by One Waiver. In the event any agreement, warranty, representation or covenant contained in this Agreement or any Loan Document applicable to it shall be breached by Borrower and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. The failure or delay of Lender to require performance by any Obligor of any provision of this Agreement or any other Loan Document shall not affect its right to require performance of such provision unless and until such performance has been waived in writing by Lender in accordance with the terms hereof.

SECTION 8

MISCELLANEOUS

Section 8.1. Amendments. Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Lender, on the one hand, and Borrower on the other hand.

Section 8.2. Setoff. In addition to any rights and remedies of Lender provided by law or equity, upon the occurrence and during the continuance of any Event of Default, Lender and any assignee of Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Obligor, any such notice being waived by Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender or such assignee to or for the credit or the account of Borrower against any and all of the Obligations owing to Lender or such assignee, now or hereafter existing, irrespective of whether or not Lender or such assignee shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Lender and any such assignee agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 8.3. Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Note or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Agreement, including, without limitation, the Security Documents, Lender (pursuant to the terms hereof) and Borrower may from time to time enter into agreements amending or changing any provision of this Agreement or the rights of Lender or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder. Borrower’s execution of any such agreements amending or changing any provisions of this Agreement or the rights of Lender of Borrower hereunder shall be binding against Guarantor under the Guaranty.

Section 8.4. Payment of Expenses. Borrower agrees: (i) to pay or reimburse Lender for all reasonable costs and reasonable expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable Attorney Costs; and (ii) to pay or reimburse Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including, without limitation, all reasonable Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender, in each case at such times as are reasonable. All amounts due under this Section 8.4 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the repayment of all the other Obligations.

Section 8.5. Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Obligor, any Affiliate of any Obligor or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Loan, the use or contemplated use of the proceeds of the Loan, or the relationship of Borrower and Lender under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including, without limitation, reasonable Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim found by a final, nonappealable judgment of a court of competent jurisdiction to arise from its own (or its related parties’) gross negligence, bad faith or willful misconduct or for any loss asserted solely against it by another Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 8.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the repayment of all the other Obligations.

Section 8.6. Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below, and if such day is not a Business Day, delivery shall be deemed to have been made on the next succeeding Business Day; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; or (d) if by telephone, on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below:

(i)	If to Borrower:

MX Holdings One, LLC

c/o MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, NY 10065

Attention: General Counsel

Telephone: (212) 572-8430

Fax: (212) 572-8435

If to Borrower under Section 2.9(c) hereof:

MX Holdings One, LLC

c/o MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, NY 10065

Attention: Michael Borofsky

Telephone: (212) 572-8430

Fax: (212) 572-8435

with a copy to (which copy shall not constitute notice to Borrower):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Stephanie Teicher

Telephone: (212) 735-2181

Fax: (917) 777-2181

(ii)	If to Lender:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank Private Wealth Management

200 South Tryon Street, Suite 550

Charlotte, NC 28202

Attention: David C. Williams, Director

Telephone: (704) 335-2157

Fax: (212) 454-3438

with a copy to (which will not constitute notice to Lender):

Deutsche Bank Trust Company Americas

60 Wall St.

MSNYC60-4124

New York, NY 10005

Attention: Mariya Baron, Esq., Counsel

Telephone: (212) 250-7022

Fax: (646) 461-2383

Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 8.6. When determining the prior days’ notice required for any notice to be provided by Borrower, the day the notice is delivered to Lender shall not be counted, but the day of the relevant action shall be counted. All communications shall be in the English language.

Section 8.7. Governing Law. This Agreement and the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 8.8. Waiver of Trial by Jury; No Marshaling of Assets. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Furthermore, Borrower hereby waives any defense or claim based on marshaling of assets or election of remedies or guaranties.

Section 8.9. Submission To Jurisdiction; Waivers. Borrower hereby submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof. Borrower consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

Section 8.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 8.11. Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

Section 8.12. Successors and Assigns.

(a) In General; Borrower Assignment, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except in accordance with the provisions of clause (b) of this Section 8.12. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment; Participations. Lender may assign (i) with the prior written consent of Borrower, which consent shall not be unreasonably withheld and which consent is not required if an Event of Default has occurred and is continuing hereunder, to one or more banks or other entities, or (ii) without the consent of Borrower (except as provided in the last sentence hereof), to any of Lender’s Affiliates or the Federal Reserve Bank of New York, all or a portion of its rights under this Agreement and the Loan Documents. In the event of an assignment of all of its rights, Lender may transfer the Note to the assignee. In the event of an assignment of a portion of its rights under the Note, Lender shall deliver to Borrower a new note(s) to the order of the assignee in an amount equal to the principal amount assigned to the assignee and a new note(s) to the order of Lender in an amount equal to the principal amount retained by Lender (collectively, the “New Notes”). Such New Notes shall be in an aggregate principal amount equal to the principal amount of the Note, shall be dated the effective date of the assignment and otherwise shall be substantially identical to the Note. Upon receipt of the New Notes from Lender, Borrower shall execute such New Notes and, at the reasonable expense of Borrower, promptly deliver such New Notes to Lender. Upon receipt of the executed New Notes from

Borrower, Lender shall return the Note(s) to Borrower. Lender and the assignee shall make all appropriate adjustments in payments under this Agreement and the Note for periods prior to such effective date directly between themselves. In the event of an assignment of all or any portion of its rights hereunder, Lender may transfer and deliver all or any of the property then held by it as security for Borrower’s Obligations hereunder to the assignee and the assignee shall thereupon become vested with all the powers and rights herein given to Lender with respect thereto. After any such assignment or transfer, Lender shall be forever relieved and fully discharged from any liability or responsibility in the matter with respect to the property transferred, and Lender shall retain all rights and powers hereby given with respect to property not so transferred. Lender may sell participations (A) with the prior written consent of Borrower, which consent shall not be unreasonably withheld, to one or more banks or other entities, or (B) without the consent of Borrower (except as provided in the last sentence hereof), to any of Lender’s Affiliates or the Federal Reserve Bank of New York, in or to all or a portion of its rights under the Note; provided, however, that in such case Lender shall remain the holder of this Agreement and the Note and accordingly Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights under this Agreement and the Loan Documents. Lender may, in connection with any assignment or participation or proposed assignment or proposed participation, disclose to the assignee or participant or proposed assignee or proposed participant any Information relating to Borrower furnished to Lender by or on behalf of Borrower, provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or proposed participant shall agree to preserve the confidentiality of any confidential information related to Borrower received by it from Lender as provided in the Confidentiality Agreement. Borrower agrees that, to the extent permitted by law, each Participant shall be entitled to the benefits of Sections 2.15, 2.9(f), 2.9(g) and 8.2 (subject to the requirements and obligations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subparagraph (b) of this Section 8.12; provided that a Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.9(f) or 2.9(g) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(c) Registers. Borrower shall maintain or cause to be maintained a copy of each assignment and a register for the recordation of the names and addresses of Lender(s), and principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.

Section 8.13. Maximum Interest, No Usury. Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

Section 8.14. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

Section 8.15. No Lender Pledge. Lender agrees that Lender shall not (a) pledge, charge or otherwise create a security interest in the Pledged Collateral for any credit, loans or advances of Lender or (b) sell or transfer any of the Pledged Collateral except in accordance with the Security Agreement.

Section 8.16. Patriot Act Notice. Lender hereby notifies Obligors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Obligors, which information includes the name and address of Obligors and other information that will allow Lender to identify Obligors in accordance with the Patriot Act.

Section 8.17. Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart.

Section 8.18. Credit Verification Reports. Borrower acknowledges and agrees that Lender shall have the right to obtain, and will obtain, credit reports regarding each Obligor, from various credit agencies (the “Credit Reports”), in connection with its due diligence (i) in entering into the transactions contemplated by this Agreement and the Loan Documents, and accepting the Guaranty, and (ii) on an on-going basis during the term hereof. Borrower authorizes and permits Lender to undertake, in Lender’s reasonable judgment, such due diligence and obtain any such Credit Reports. Such Credit Reports shall be obtained at Lender’s expense, unless an Event of Default shall have occurred and be continuing, in which event any such expenses shall be for the account of each Obligor and shall be payable to Lender upon demand by Lender.

[Remainder of Page Intentionally Left Blank

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

MX HOLDINGS ONE, LLC

By:	/s/ Paul G. Savas
Name:	Paul G. Savas
Title:	Executive Vice President and Chief Financial Officer

LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Corey Kozak
Name:	Corey Kozak
Title:	Vice President

By:	/s/ Brian D. Burckhard
Name:	Brian D. Burckhard
Title:	Director

SIGNATURE PAGE TO

TERM LOAN AGREEMENT

EXHIBIT 2.3(d)

to

Term Loan Agreement, dated as of December 21, 2011,

by and between

MX Holdings One, LLC, as Borrower,

and

Deutsche Bank Trust Company Americas, as Lender

NOTICE OF CONTINUATION/CONVERSION

Deutsche Bank Trust Company Americas

c/o Deutsche Bank Private Wealth Management

200 South Tryon Street, Suite 550

Charlotte, NC 28202

Attention: David C. Williams, Director

Telephone: (704) 335-2157

Fax: (212) 454-3438

Re:	Term Loan Agreement, dated as of December 21, 2011, by and between MX Holdings One, LLC (the “Borrower”), and Deutsche Bank Trust Company Americas (the “Lender”), as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time (the “Credit Agreement”)

Ladies and Gentlemen:

Unless otherwise defined in this Notice, capitalized terms have the meaning as defined in the Credit Agreement. Borrower hereby gives notice pursuant to Section 2.3(d) of the Credit Agreement that it requests a [Continuation] [Conversion] of an Advance outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such [Continuation] [Conversion] is requested to be made:

1.	Date of [Continuation] [Conversion] (last day of the prior applicable Interest Period):

2.	Principal Amount of [Continuation] [Conversion]:

3.	Type of Advance converted (if applicable):

4.	Type of Advance converted to (if applicable):

5.	Interest Option (check one box only):

☐	US Prime Rate Advance

☐	LIBOR Advance with [three (3), six (6) or twelve (12)-month] [SELECT ONE] Interest Period

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

2

This request is executed on                     , 20    .

BORROWER:

MX HOLDINGS ONE, LLC

By:
Name:
Title:

3

EXHIBIT 2.7

to

Term Loan Agreement, dated as of December 21, 2011,

by and between

MX Holdings One, LLC, as Borrower,

and

Deutsche Bank Trust Company Americas, as Lender

PROMISSORY NOTE

$250,000,000	December 21, 2011

1.	FOR VALUE RECEIVED, MX HOLDINGS ONE, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of DEUTSCHE BANK TRUST COMPANY AMERICAS (the “Lender”), at 345 Park Avenue, New York, New York 10154, or such other office as Lender designates, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), or, if less, the unpaid principal amount of the Loan, together with accrued interest thereon, in lawful money of the United States of America. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.	The unpaid principal amount of this promissory note (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, this “Note”) shall be payable in accordance with the terms of Sections 2.8, 2.9 and 8.13 of the Credit Agreement.

3.	The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 8.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 2.6, 2.9 and 8.13 of the Credit Agreement.

4.	All Advances hereunder, and all payments made with respect thereto, may be recorded by Lender from time to time on grid(s) which may be attached hereto, or Lender may record such information by such other method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Borrower’s obligations hereunder. The aggregate unpaid amount of all Advances set forth on grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note.

5.	This Note has been executed and delivered pursuant to that certain Term Loan Agreement (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, the “Credit Agreement”), dated as of December 21, 2011, by and between Lender and Borrower, and is one of the “Notes” referred to therein. This Note evidences the Loan made under the Credit Agreement, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of Lender to make advances hereunder; (b) the prepayment rights and obligations of Borrower; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated.

6.	If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Borrower agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder hereof and costs of appeal, in each case, solely as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable law, past-due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

7.	Borrower and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

8.	This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 8.8 and 8.9 of the Credit Agreement are incorporated herein by reference.

[Remainder of Page Intentionally Blank.

Signature Page Follows.]

2

IN WITNESS WHEREOF, Borrower has executed this instrument as of the date set forth above.

BORROWER:

MX HOLDINGS ONE, LLC

By:	/s/ Paul G. Savas
Name:	Paul G. Savas
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO

PROMISSORY NOTE

EXHIBIT 4.1(c)

to

Term Loan Agreement, dated as of December 21, 2011,

by and between

MX Holdings One, LLC, as Borrower,

and

Deutsche Bank Trust Company Americas, as Lender

COMPLIANCE CERTIFICATE

FOR THE PERIOD [            ] ENDED [            ]

DATE:

LENDER:	Deutsche Bank Trust Company Americas

BORROWER:	MX Holdings One, LLC, a Delaware limited liability company

GUARANTOR:	MacAndrews & Forbes Holdings, Inc.

This certificate is delivered under the Term Loan Agreement, dated as of December 21, 2011 (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments hereto, the “Credit Agreement”), by and between Lender and Borrower. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as applicable.

The undersigned Responsible Officer of Borrower hereby certifies as of the date hereof that, with respect to Borrower he/she is authorized to execute and deliver this certificate to Lender on behalf of Borrower, and that as of [date at the end of the period indicated above] (the “Reporting Date”) (it being understood and agreed that each certification below, and each statement and representation below as made by Borrower, shall only be with respect to Borrower for which he/she is signing this Compliance Certificate as set forth on the signature page hereto):

1. The undersigned Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the period covered by this Compliance Certificate.

2. The undersigned Responsible Officer of Borrower knows of no Event of Default or Potential Default which has occurred and is continuing, except as set forth below:

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[State “None” or specify the nature and period of existence of the Event of Default or Potential Default and the action Borrower has taken or propose to take thereto to cure such Event of Default or Potential Default].

[Remainder of Page Intentionally Blank.

Signature Page Follows.]

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IN WITNESS WHEREOF, Borrower has executed this Compliance Certificate as of the date set forth above.

BORROWER:

MX HOLDINGS ONE, LLC

By:
Name:
Title:

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